Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”), dated as of August 10, 2006 (the “Effective Date”), and amended and restated to be effective January 1, 2009, is by and among Prosperity Bancshares, Inc., a Texas corporation (the “Company”), Prosperity Bank, a Texas banking association (the “Bank”), and David Hollaway, an individual residing in Sugar Land, Fort Bend County, Texas (the “Employee”). The Company and the Bank are collectively referred to herein as “Prosperity.” This Agreement amends and restates the Employment Agreement dated as of August 10, 2006 by and among the Company, the Bank and Employee (the “Original Agreement”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company and the Board of Directors of the Bank, upon recommendation of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), desire to modify the Original Agreement to (i) update Employee’s position and responsibilities with the Company and the Bank, (ii) add a provision that entitles the Employee to a lump sum payment upon a Change in Control (as defined herein) and (iii) bring this Agreement into compliance with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable; and

WHEREAS, Section 11 of the Original Agreement provides that it may be amended by a written agreement signed by the parties thereto; and

WHEREAS, the Boards of Directors of the Company and the Bank believe it to be advisable and in the best interests of the Company and the Bank, respectively, to amend and restate the Agreement to provide for a lump-sum payment to Employee upon a Change in Control (as defined herein) in order to assure Prosperity of Employee’s continued service, the availability of his full attention and dedication to Prosperity currently and in the event of any threatened or pending Change in Control, to ensure that the Employee receives all of the payments to which he is entitled under the Agreement and any other contracts, agreements or plans sponsored by the Company or the Bank or any of their respective affiliates in the event of a Change in Control, subject to the limitations set forth herein, and to bring the Agreement into compliance with Section 409A to the extent applicable;

NOW THEREFORE, the parties, intending to be legally bound, for the consideration set forth in this Agreement and for other good and valuable consideration, agree as follows:

1. Employment. On the terms and subject to the conditions set forth in this Agreement, the Company and the Bank hereby agree to employ Employee, and engage the services of the Employee to serve as Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of the Bank, and Employee hereby accepts employment with the Company and the Bank according to the terms set forth in this Agreement.

2. Duties. The Employee shall have the position (including status, offices, titles and reporting requirements), authority, duties, and responsibilities customarily associated with the chief financial officer of a bank having assets similar in nature and value to the assets of the Bank and with the executive vice president and chief financial officer of a bank holding company having assets similar in nature and value to the assets of the Company.

3. Term of Agreement. The term of this Agreement shall be as follows:

3.1 Term. The Term of this Agreement shall commence on the Effective Date and continue for a period of three years (“Term”), unless terminated sooner as herein provided.

3.2 Extensions. At the conclusion of each anniversary of the Effective Date of this Agreement, the Term of this Agreement shall automatically be extended to a period of three (3) years, unless this Agreement is terminated sooner as herein provided; provided however, that the Agreement shall not extend beyond the year in which Employee turns sixty-seven (67) years of age.

4. Compensation and Benefits. The compensation and other benefits payable to Employee under this Agreement shall constitute the full consideration to be paid to Employee for all services to be rendered by Employee to Prosperity.

4.1 Base Salary. During the first year of the Term of this Agreement, Prosperity shall pay Employee a base salary (“Base Salary”) of $250,000 per annum, commencing on the date of execution of the Original Agreement. The Employee’s Base Salary shall be payable in accordance with Prosperity’s customary policies, subject to payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Prosperity for insurance or other employee benefit plans.

4.2 Annual Review. The Employee’s Base Salary shall be reviewed annually by the Compensation Committee of the Company and may be increased from time to time at the discretion of the Compensation Committee of the Company and the Board of Directors of the Bank.

4.3 Reimbursement of Expenses. During the Term of this Agreement, Employee shall be reimbursed for any and all reasonable costs and expenses incurred by Employee in performance of his services and duties as specified in this Agreement or incurred by Employee on behalf of, or in furtherance of the business of, Prosperity, including, but not limited to business expenses incurred in connection with travel and entertainment; provided, however, that Employee shall submit to Prosperity supporting receipts and information satisfactory to Prosperity with respect to such reasonable costs and expenses. The Employee shall also be provided with the use of an automobile of Employee’s selection subject to approval by the Compensation Committee, and Prosperity will reimburse all operating expenses incurred by Employee for use of such automobile in carrying out Employee’s duties for Prosperity. Upon termination of this Agreement, Employee shall be entitled to purchase the automobile from the Bank by payment of the NADA trade-in value of such automobile.

4.4 Benefits. During the term of Employee’s employment, Employee shall be entitled (i) to receive health insurance benefits with the same coverages and deductibles as are currently in effect with respect to Employee and his spouse (subject to the availability of such benefits at a reasonable cost), (ii) to participate in the Prosperity’s other benefit plans to such extent as determined by the Board of Directors of the Company and (iii) to participate in the Prosperity’s other policies, including vacation and sick leave.

4.5 Reimbursements and In-Kind Benefits. Provided Employee timely submits information with respect to reimbursable expenses in accordance with Section 4.3, the Company shall reimburse Employee for such expenses no later than the last day of the calendar year following the calendar year in which the expense was incurred. To the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. The rights to reimbursement or in-kind benefits provided under this Agreement are not subject to liquidation or exchange for another benefit.

5. Conflicts of Interests; Covenant Not to Compete.

5.1 Employee shall, during the term of this Agreement, devote his time, attention, energies and business efforts to his duties as an employee of Prosperity and to the business of Prosperity. Employee shall not, during the term of this Agreement, directly or indirectly, for and on behalf of himself or any person, firm, partnership, corporation or other legal entity, own, manage, operate, control, invest in, make loans on advances to, guarantee the obligations of or participate in the ownership or management or operations of or be employed by or otherwise engage in the operation of any business that is in competition in any manner whatsoever with the business of Prosperity.

6. Confidential Information.

6.1 As used herein, “Confidential Information” means all technical and business information (including financial statements and related books and records, personnel records, customer lists, arrangements with customers and suppliers, manuals and reports) of Prosperity and its affiliates which is of a confidential and/or proprietary character and which is either developed by Employee (alone or with others) or to which Employee has had access during his employment. Employee shall, both during and after his employment with Prosperity, protect and maintain the confidential and/or proprietary character of all Confidential Information. Employee shall not, during or after termination of his employment, directly or indirectly, use (for himself or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectible as confidential, except as may be necessary for the performance of his duties under this Agreement.

7. Termination.

7.1 Termination of Agreement. Except as may otherwise be provided herein, this Agreement may terminate prior to the end of the Term upon the occurrence of:

(a) Thirty (30) days after written notice of termination is given by either Prosperity or Employee to the other; or

(b) Employees’s death or, at Prosperity’s option, upon Employee’s becoming Disabled (as defined in Section 8.3 hereof).

Any notice of termination given by Prosperity to Employee under Section 7.1(a) above shall specify whether such termination is with or without Cause (as defined in Section 8.4 hereof).

8. Obligations of Prosperity Upon Termination.

8.1 Cause. If Prosperity terminates this Agreement with Cause (as defined in Section 8.4) pursuant to Section 7.1(a) above, or if Employee terminates this Agreement for any reason pursuant to Section 7.1(a) hereof, this Agreement shall terminate without further obligations to Employee, other than those obligations owing or accrued to, vested in, or earned by Employee through the date of termination, including, but not limited to:

(a) to the extent not theretofore paid, Employee’s Base Salary in effect at the time of such termination through the date of termination; and

(b) any accrued vacation pay not yet paid by Prosperity; and

(c) all other amounts or benefits owing or accrued to, vested in, or earned by Employee through the date of termination under the then existing or applicable plans, programs, arrangements and policies of Prosperity.

The aggregate amount of such obligations owing or accrued to, vested in, or earned by Employee through the date of termination shall be paid by Prosperity to Employee in cash in one lump sum within thirty (30) days after the date of termination, except to the extent that the terms of any applicable plan, program, arrangement or policy provide otherwise, in which case such amounts will be paid in accordance with the terms of such plan, program, arrangement or policy. Prosperity shall have the sole discretion to determine when within the thirty (30) day period following the date of termination such payment shall be made, and Employee shall have no right to designate the taxable year in which such payment shall be made.

8.2 Other than for Cause. If Prosperity terminates this Agreement without Cause pursuant to Section 7.1(a) hereof, Prosperity shall pay to Employee cash in one lump sum, less applicable withholding deductions, within thirty (30) days after the date of termination the aggregate of the following amounts (the “Lump Sum Payment”):

(i) to the extent not theretofore paid, Employee’s Base Salary at the annual rate in effect at the time of such termination through the date of termination; and

(ii) to the extent not theretofore paid, any bonus through the date of termination; and

(iii) any accrued vacation pay not yet paid by Prosperity; and

(iv) all other amounts or benefits owing or accrued to, vested in, or earned by Employee through the date of termination under the then existing or applicable plans, programs, arrangements and policies of Prosperity, except to the extent that the terms of any applicable plan, program, arrangement or policy provide for a different time or form of payment, in which case such amounts will be paid in accordance with the terms of such plan, program, arrangement or policy; and

(v) an amount equal to three (3) times the Employee’s Base Salary in effect at the time of such termination, but only if Employee has not received and is not entitled to receive a payment under Section 9.1.

Prosperity shall have the sole discretion to determine when within the thirty (30) day period following the date of termination such payment shall be made, and Employee shall have no right to designate the taxable year in which such payment shall be made.

8.3 Death or Disability.

(a) If Employee’s employment is terminated under Section 7.1(b) hereof by reason of Employee’s death, Prosperity shall pay to Employee’s legal representatives, within thirty (30) days after the date of Employee’s death, cash in one lump sum, less applicable withholding deductions, equal to aggregate of the following amounts:

(i) to the extent not theretofore paid, Employee’s Base Salary at the annual rate in effect at the time of death through the date of death; and

(ii) any accrued vacation pay not yet paid by Prosperity; and

(iii) all other amounts or benefits owing or accrued to, vested in, or earned by Employee through the date of death under the then existing or applicable plans, programs, arrangements and policies of Prosperity, except to the extent that the terms of any applicable plan, program, arrangement or policy provide for a different time or form of payment, in which case such amounts will be paid in accordance with the terms of such plan, program, arrangement or policy.

Prosperity shall have the sole discretion to determine when within the thirty (30) day period following the date of death such payment shall be made, and neither Employee nor Employee’s legal representative or beneficiary shall have no right to designate the taxable year in which such payment shall be made. Anything in this Agreement to the contrary notwithstanding, the Employee’s legal representatives or beneficiaries shall be entitled to receive benefits provided under the then existing or applicable plans, programs, arrangements and policies of Prosperity relating to death.

(b) If Employee’s employment is terminated under Section 7.1(b) hereof by reason of Employee’s Disability, Prosperity shall pay to Employee, within thirty (30) days after the date of termination by reason of Employee’s Disability, cash in one lump sum equal to the aggregate of the following amounts, less applicable withholding deductions:

(i) to the extent not theretofore paid, Employee’s Base Salary at the annual rate in effect at the time of such termination through the date of such termination; and

(ii) any accrued vacation pay not yet paid by Prosperity; and

(iii) all other amounts or benefits owing or accrued to, vested in, or earned by Employee through the date of termination under the then existing or applicable plans, programs, arrangements and policies of Prosperity, except to the extent that the terms of any applicable plan, program, arrangement or policy provide for a different time or form of payment, in which case such amounts will be paid in accordance with the terms of such plan, program, arrangement or policy.

Prosperity shall have the sole discretion to determine when within the thirty (30) day period following the date of termination such payment shall be made, and Employee shall have no right to designate the taxable year in which such payment shall be made. Anything in this Agreement to the contrary notwithstanding, the Employee or the Employee’s legal representatives or beneficiaries shall be entitled to receive benefits provided under the then existing or applicable plans, programs, arrangements and policies of Prosperity relating to disability. As used herein, “Disability” shall mean total disability as determined pursuant to the Prosperity’s long term disability plan or, if no such plan shall be in effect, by the Compensation Committee and the Board of Directors of the Bank in accordance with their reasonable business judgment and the normal personnel practices of Prosperity.

8.4 Cause. As used in this Agreement, the term “Cause” means (i) willful misconduct by Employee, (ii) the gross neglect by Employee of his duties as an employee, officer or director of Prosperity which continues for more than thirty (30) days after written notice from Prosperity to Employee specifically identifying the gross negligence of Employee and directing Employee to discontinue same, (iii) the commission by Employee of an act, other than an act taken in good faith within the course and scope of Employee’s employment, which is directly detrimental to Prosperity and which act exposes Prosperity to material liability, (iv) the Employee having been indicted for or convicted of any felony or other crime involving moral turpitude, or (v) current illegal use of narcotics, illegal drugs or controlled substances by Employee, or the current use of alcohol by the Employee to an extent which materially impairs the performance of Employee’s duties.

8.5 Limitation of Payments. Notwithstanding anything in this Agreement to the contrary, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)) and the payments provided for in this Agreement, together with any other payments which Employee has the right to receive from Prosperity, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and Employee is not subject to any agreement providing for “gross-up” payments to Employee of such amounts as may be necessary to pay any applicable excise tax under Section 4999 of the Code and any applicable income tax relating thereto, the total amount of all such payments that constitute “parachute payments” shall be reduced to an amount that is one dollar ($1.00) less than three (3) times Employee’s “base amount” (as defined in

Section 280G(b)(3) of the Code) so that no portion of such payments to Employee shall be subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction shall occur only if such reduction will result in a greater net after-tax payment to Employee than would the payment of all such amounts without reduction (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax).

8.6 Code Section 409A. A payment of any amount or benefit that is (i) subject to Section 409A, and (ii) to be made because of a termination of employment shall not be made unless such termination is also a “separation from service” within the meaning of Section 409A and the regulations promulgated thereunder and, for purposes of any such provision of the Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A. Notwithstanding any provision of this Agreement to the contrary, if at the time of Employee’s “separation from service” Employee is a “specified employee” (as defined under Section 409A), then to the extent that any amount to which Employee is entitled in connection with his separation from service is subject to Section 409A, payments of such amounts to which Employee would otherwise be entitled during the six (6) month period following the separation from service will be accumulated and paid in a lump sum on the earlier of (i) the first day of the seventh month after the date of the separation from service, or (ii) the date of Employee’s death. This paragraph shall apply only to the extent required to avoid Employee’s incurrence of any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder.

Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration or deferral of payments under Section 409A or any regulations or Treasury guidance promulgated thereunder, or under the terms of any applicable plan, program, arrangement or policy of the Employer, such payments shall be made no earlier or later than at such times allowed under Section 409A or the terms of such plan, program, arrangement or policy.

If any provision of this Agreement (or of any award of compensation) would cause Employee to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, Prosperity may reform such provision; provided that Prosperity shall (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A and (ii) notify and consult with Employee regarding such amendments or modifications prior to the effective date of any such change.

9. Obligations of the Bank upon a Change in Control.

9.1 Payments upon a Change in Control. In the event of a Change in Control during the Term of this Agreement, the Bank shall pay to Employee cash in one lump sum within thirty (30) days after the date of the Change in Control an amount equal to three (3) times the Employee’s Base Salary in effect at the time of such Change in Control. The Bank shall have the sole discretion to determine when within the thirty (30) day period following the date of Change in Control such payment shall be made, and Employee shall have no right to designate the taxable year in which such payment shall be made. Under no circumstances will a payment be made under both this Section 9.1 and Section 8.2(v).

9.2 Definition of Change in Control. As used herein, the term “Change in Control” shall mean the occurrence of any of the following events: (a) one person or a group acquires stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company or the Bank; (b) during any 12-month period, a person or a group acquires ownership of stock of the Company or the Bank possessing 30% or more of the total voting power of the stock of the Company or the Bank; (c) during any 12-month period, a majority of members of the Company’s Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of such board before the date of the appointment or election; or (d) during any 12-month period, one person or a group acquires assets from the Company or the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company or the Bank, as applicable, immediately before such acquisition or acquisitions. Notwithstanding anything herein to the contrary, an event shall not constitute a “Change in Control” unless such event constitutes a “change in control event” as defined under Section 409A and the regulations promulgated thereunder.

10. Notices. Any notice under this Agreement must be in writing and may be given by certified or registered mail, postage prepaid, addressed to the party or parties to be notified with return receipt requested, or by delivering the notice in person. For purposes of notice, the address of Employee or any administrator, executor or legal representative of Employee or his estate, as the case may be, shall be the last address of the Employee on the records of Prosperity. The address of the Company and the Bank shall be its respective principal business address.

11. Governing Law. This Agreement shall be governed by the laws of the State of Texas.

12. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes any other employment agreements or understandings, written or oral, between the parties. This Agreement may only be amended in writing signed by the parties; provided, that no amendment to this Agreement shall be effective unless authorized by resolution of the Boards of Directors of the Company and the Bank and signed on behalf of each of the Company and the Bank by a duly authorized officer of the Company and the Bank, respectively, other than Employee.

13. Remedies, Modification and Separability. Employee and Prosperity agree that Employee’s breach of Sections 5 and 6 of this Agreement will result in irreparable harm to Prosperity, that no adequate remedy at law is available, and that Prosperity shall be entitled to injunctive relief; however, nothing herein shall prevent Prosperity from pursuing any other remedies at law or at equity available to it. Should a court of competent jurisdiction declare any of the covenants set forth in Sections 5 or 6 unenforceable, the court shall be empowered to modify or reform such covenants so as to provide relief reasonably necessary to protect the interests of Prosperity and Employee and to award injunctive relief, or damages, or both, to which Prosperity may be entitled. If any provision of this Agreement is declared by a court of last resort to be invalid, Prosperity and Employee agree that such declaration shall not affect the validity of the other provisions of this Agreement. If any provision of this Agreement is capable to two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the construction which renders it valid.

14. Preservation of Business; Fiduciary Responsibility. Employee shall use his best efforts to preserve the business and organization of Prosperity, to keep available to Prosperity the services of its present employees and to preserve the business relations of Prosperity with suppliers, distributors, customers and others. Employee shall not commit any act which would injure Prosperity. Employee shall observe and fulfill proper standards of fiduciary responsibility attendant upon his office.

15. Successors; Binding Agreement. This Agreement is personal to Employee and without the prior written consent of the Company and the Bank shall not be assignable by Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives and heirs. This Agreement shall inure to the benefit of and be binding upon each of the Company and Bank and its respective successors and assigns. Prosperity shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business or assets of the Company or the Bank to expressly assume and agree to perform, by a written agreement in form and substance satisfactory to Employee, all of the obligations of Prosperity under this Agreement. As used in this Agreement, the terms “Company,” “Bank” and “Prosperity” shall mean the Company, the Bank and Prosperity as hereinbefore defined and any successor to their respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, written agreement, or otherwise.

16. Waiver of Breach. The waiver by Prosperity of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver by Prosperity of any subsequent breach of Employee.

17. Revocation of Previous Employment Agreements. Any and all previous employment agreements existing between the Company and/or the Bank and Employee are revoked and canceled.

18. Headings. The section headings in this Agreement are for convenience of reference and shall not be used in the interpretation or construction of this Agreement.

19. Attorney’s Fees. In the event Prosperity or Employee breaches any term or provision of this Agreement and the other party employs an attorney or attorneys to enforce the terms of this Agreement, then the breaching or defaulting party agrees to pay the other party the reasonable attorney’s fees and costs incurred to enforce this Agreement.

20. Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the 31st day of December, 2008.

PROSPERITY BANCSHARES, INC.

By:	/s/ David Zalman
David Zalman
Chairman and Chief Executive Officer

PROSPERITY BANK

By:	/s/ David Zalman
David Zalman
Senior Chairman and Chief Executive Officer

EMPLOYEE

/s/ David Hollaway
David Hollaway